For Immediate Release

CONTACT:  Norman F. Welsch
Chief Financial Officer
703-773-4841

INFODATA REPORTS 30% QUARTERLY REVENUE GROWTH
AND TENTH CONSECUTIVE PROFITABLE QUARTER

Herndon, VA. – November 15, 2004– Infodata Systems Inc., (OTCBB:INFD) a leader in delivering open solutions for enterprise content management, today announced financial results for the quarter and nine months ended September 30, 2004. Revenue for the quarter ended September 30, 2004, was $2,566,000, up 29.5% over revenue of $1,981,000 for the quarter ended September 30, 2003. Net income for the current quarter was $103,000, or $.02 per share diluted, up from $94,000, or $0.02 per share diluted, for the comparable quarter last year. Revenue for the nine months ended September 30, 2004, was $7,237,000, an increase of $1,032,000, or 16.6%, over revenue of $6,205,000 for the comparable period last year. Net income for the current nine-month period was $1,126,000, or $.19 per share diluted, an increase of $810,000, or 256.3%, when compared to $316,000, or $0.06 per share diluted, for the nine-month period ended September 30, 2003. The increase in the current nine-month period’s net income includes an income tax benefit of $747,000, which was the result of an increase in deferred taxes recognized in the second quarter. The current quarter’s results reflect the tenth consecutive profitable quarter and the fifth consecutive quarter of revenue growth for the Company.

Gross profit for the current quarter was $1,171,000, an increase of $315,000, or 36.8%, over gross profit of $856,000 for the quarter ended September 30, 2003. The current quarter’s increase in gross profit was primarily attributable to the growth of revenue in all business segments. The growth in revenue was led by the Commercial segment, which was up by 142.3%, followed by the Government segment, which improved by 59.1%, and the Intelligence segment, which increased by 23.7%, when compared to the quarter ended September 30, 2003.

For the nine months ended September 30, 2004, cash increased by $158,000 to $1,580,000, up from $1,422,000, and net working capital increased by $719,000, to $2,638,000, up from $1,919,000.

Edwin Miller, president and chief executive officer of Infodata, said, “We are pleased to continue to report sustained revenue growth and profit. We remain focused on growing our pipeline of new business, expanding our partner relationships, and developing and enhancing our proprietary software applications to deliver compliance driven solutions from within our Content Management Services Layer (“CMSL”). In September, we shipped an Alpha version of our new Infodata Annotation Suite 2.0, which is built on our proprietary AnnoDoc® technology. We plan to release a Beta and full G/A version in the fourth quarter of 2004. The new Annotation Suite 2.0 has an open and modular architecture that works with both EMC/Documentum and IBM’s DB2 Content Manager server platform, the two market leaders in the ECM software sector.”

Third Quarter 2004 Results Live Audio Webcast

Infodata has scheduled a live audio Webcast on Wednesday, November 17, 2004, at 4:30 p.m. EDT (1:30 pm PDT). Management will review third quarter 2004 financial results, and a question-and-answer session will follow to discuss the results and the Company’s operating plans.

Interested parties can participate in the audio conference by accessing (800) 274-0251 in the U.S., or (719) 457-2683 for international participants. Confirmation code: 629199

For those who would like to view the Webcast presentation, they may log onto:
http://www.placeware.com/cc/vcc/join?id=w629199&role=attend&pw=7QRPFG

Should there be any technical issues, dial technical support at (888) 569-3848.

A replay will be available from the Company’s website beginning at approximately 7 p.m. EDT, November 18, 2004. To access the Webcast, go to Infodata’s homepage: http://www.infodata.com/company_investor.html. Additionally, replay telephone numbers for audio only are (888) 203-1112 in the U.S., and (719) 457-0820 for international calls.

About Infodata Systems Inc.

Infodata Systems Inc. is a leader in delivering open, enterprise-class content management solutions that assist in ensuring the integrity and compliance of content. The Company designs, develops and implements solutions by means of the emerging Content Management Services Layer (“CMSL”) that delivers our middleware-based applications to reduce the complexity of bringing content together with its associated critical business processes in order to foster compliancy and the secure management of content across its lifecycle. Based just outside Washington, D.C., in Herndon, VA, Infodata has over 35 years of proven ability in providing comprehensive content management solutions to the Government, Intelligence and Commercial communities.

Except for the historical information contained herein, this press release contains forward-looking statements that involve risk or uncertainties. Future operating results of Infodata may differ from the results discussed or forecasted in the forward-looking statements due to factors that include, but are not limited to, risks associated with customer relations, such as the availability of Infodata’s products and services, customer implementation of products and services, relationships with customers, third-party vendors and systems integrators, concentration of revenue in a relatively small number of customers, existence of errors or defects in products, ability to successfully manage growth, significant current and expected additional competition and the need to continue to expand product distribution and services offerings. Further information on potential factors that could affect the financial results of Infodata are included in Infodata’s Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and its other filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Infodata assumes no obligation to update the information in this press release.

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INFODATA SYSTEMS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Amounts In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended September 30,
	2004	2003
Revenues	$2,566	$1,981
Cost of revenues	1,395	1,125

Gross profit	1,171	856
Operating expenses:
Selling, general and administrative	919	610
Research and development	150	153

	1,069	763

Operating profit	102	93
Interest income	2	2
Interest expense	(1)	(1)

Income before income taxes	103	94
Provision for income taxes	--	--

Net income	$103	$94

Net income per share - basic	$0.02	$0.02

Weighted average basic shares outstanding	5,151	5,032

Net income per share - diluted	$0.02	$0.02

Weighted average diluted shares outstanding	5,949	5,538

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INFODATA SYSTEMS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Amounts In Thousands, Except Per Share Data)
(Unaudited)

	Nine Months Ended September 30,
	2004	2003
Revenues	$7,237	$6,205
Cost of revenues	4,023	3,189

Gross profit	3,214	3,016
Operating expenses:
Selling, general and administrative	2,507	1,993
Research and development	334	713

	2,841	2,706

Operating profit	373	310
Interest income	7	8
Interest expense	(1)	(2)

Income before income taxes	379	316
Provision for income taxes (benefit)	(747)	--

Net income	$1,126	$316

Net income per share - basic	$0.22	$0.06

Weighted average basic shares outstanding	5,094	5,019

Net income per share - diluted	$0.19	$0.06

Weighted average diluted shares outstanding	5,906	5,452

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INFODATA SYSTEMS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts In Thousands)
(Unaudited)

	September 30, 2004	December 31, 2003
Assets:
Current Assets:
Cash and cash equivalents	$1,580	$1,422
Certificates of deposit	103	103
Accounts receivable, net of allowance
of $37 and $38, respectively	2,122	2,141
Deferred tax asset	120	--
Prepaid expenses and other current assets	98	66

Total current assets	4,023	3,732
Property and equipment, net	227	228
Deferred tax asset	627	--

Total assets	$4,877	$3,960

Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts payable	$196	$190
Accrued expenses	688	803
Other current liabilities	29	34
Deferred rent	57	36
Deferred revenue	415	750

Total current liabilities	$1,385	$1,813

Commitments and contingencies	--	--

Shareholders' equity:
Common stock	153	149
Common stock subscribed	45	--
Additional paid-in capital	20,426	20,256
Accumulated deficit	(17,132)	(18,258)

Total shareholders' equity	3,492	2,147

Total liabilities and shareholders' equity	$4,877	$3,960

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INFODATA SYSTEMS INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Cash Flows
(Amounts in Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$1,126	$316
Adjustments to reconcile net income to cash
provided by operating activities:
Deferred income tax benefit	(747)	--
Stock based compensation expense	56	6
Depreciation and amortization	67	58
Changes in operating assets and liabilities:
Accounts receivable	19	(67)
Prepaid expenses and other current assets	(32)	(23)
Accounts payable	6	28
Accrued expenses	(116)	(85)
Other current liabilities	22	35
Deferred rent	20	21
Deferred revenue	(335)	(193)

Net cash provided by operating activities	86	96

CASH FLOW USED IN INVESTING ACTIVITIES:
Purchases of property and equipment	(92)	(173)

Net cash used in investing activities	(92)	(173)

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Net repayments under short-term debt	--	(55)
Common stock subscribed	45	--
Issuance of common stock	119	4

Net cash provided by (used in) financing activities	164	(51)

Net increase (decrease) in cash and cash equivalents	158	(128)
Cash and cash equivalents at beginning of period	1,422	1,298

Cash and cash equivalents at end of period	$1,580	$1,170

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